SECOND AMENDMENT TO THE

ETF FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT to the ETF Fund Accounting Servicing Agreement dated as of January 22, 2025 (the “Agreement”) is made and entered into as of the last date in the signature block below (the “Effective Date”), by and between HORIZON FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to add the following funds;

•	Horizon International Equity ETF
•	Horizon International Managed Risk ETF
•	Horizon Small/Mid Cap Core Equity ETF

WHEREAS, Section 15(e) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	As of the Effective Date, Exhibit A is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.	Notwithstanding the foregoing, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

HORIZON FUNDS	U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Matt Chambers	By:	/s/ Greg Farley
Name:	Matt Chambers	Name:	Greg Farley
Title:	VP	Title:	SVP
Date:	10.30.2025	Date:	10.30.2025

Exhibit A to the ETF Fund Accounting Servicing Agreement

Separate Series of Horizon Funds

Name of Series

Horizon Expedition Plus ETF

Horizon Landmark ETF

Horizon Dividend Income ETF

Horizon Core Equity ETF

Horizon Managed Risk ETF

Horizon Core Bond ETF

Horizon Flexible Income ETF

Horizon Nasdaq-100 Defined Risk ETF

Horizon Digital Frontier ETF

Horizon International Equity ETF

Horizon International Managed Risk ETF

Horizon Small/Mid Cap Core Equity ETF

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